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                                                                     EXHIBIT 99
                                                                  PRESS RELEASE




BEST BUY ANNOUNCES
EARLY REDEMPTION OF
SENIOR SUBORDINATED NOTES

MINNEAPOLIS, AUGUST 17, 1998 - Best Buy Co., Inc. (NYSE: BBY) announced the authorized early redemption of the Company's $150 million 8 5/8% Senior Subordinated Notes Due 2000 by Best Buy's Board of Directors. The Notes are redeemable at 102.5% of par after October 1, 1998. The Company expects to redeem all of the Notes on October 5, 1998. The premium on the early redemption will reduce earnings per share by two cents in the Company's fiscal third quarter, however, it is expected to generate net interest savings of nearly $10 million over the original remaining two years of the Notes. This redemption, combined with the conversion of the Company's Preferred Securities into common stock in April 1998, results in the early retirement of $380 million in long-term debt in the past six months.

Chairman, Founder and CEO Richard M. Schulze stated, "We're extremely pleased that our financial position allows us to repay this financing two years early. We expect our anticipated earnings and continued improvement in inventory management will fund our working capital requirements and previously announced expansion plans for the current and subsequent fiscal year."

This release contains forward looking statements, which are subject to risks and uncertainties. The Company's SEC filings contain additional discussion about those factors which could cause actual results to differ from management's expectations.

Minneapolis-based Best Buy Co., Inc. is the nation's largest volume specialty retailer of name-brand consumer electronics, personal computers, entertainment software and appliances. The Company is ranked 199 on the Fortune 500. Best Buy operates 289 stores in 32 states. For more information, access the Company's Web site at WWW.BESTBUY.COM.


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For more information:
Susan Hoff
VP Corporate Communications & Investor Relations
(612) 947-2443
shoff@bestbuy.com